Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES REPORTS
HIGHER REVENUE AND PRE-TAX INCOME FOR THE
FOURTH QUARTER AND 2006 VERSUS PRIOR YEAR
Fourth Quarter Operating Income Increased Over Prior Year
For The 24th Consecutive Quarter
San Francisco, CA, March 6, 2007 — AMERICAN SHARED HOSPITAL SERVICES (AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced higher revenue, operating income and pre-tax income for the fourth quarter and 2006 compared to the same periods of 2005.
“By delivering continued modest growth from our existing portfolio of radiosurgical assets, and setting the foundation for more rapid growth in the future, we achieved our most important goals for 2006,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D.
“The increase in revenue, operating income and pre-tax income for the fourth quarter and 2006 reflected the maturation of the two Gamma Knife centers that began treating patients in mid-2005, higher patient volumes at several of our older centers, and effective cost control. We also made great strides in our plan to use AMS’ creative financing solutions to dramatically expand our growth potential by offering our clinical partners the latest technology solutions for radiation oncology delivery.
“We expect our innovative agreement with Tufts-New England Medical Center to provide state-of-the-art equipment as part of a complete radiation therapy department upgrade to contribute to our operating results beginning in mid-2007. Under this agreement, which is a model for additional agreements we hope to complete in the future, AMS will provide Tufts-NEMC an image-guided radiation therapy (IGRT) system, a CT Simulator, and related service, support and maintenance services.
“Last month the Commonwealth of Massachusetts issued a Determination of Need for the Clinatron-250™ proton beam radiation therapy (PBRT) system that AMS separately agreed to provide Tufts-NEMC. We also recently announced an agreement to provide a Clinatron-250 to M. D. Anderson Cancer Center Orlando, part of Orlando Regional Healthcare, one of Florida’s most comprehensive private, not-for-profit healthcare networks. Subject to the receipt of FDA approval for the Clinatron-250, we anticipate commencing our lease agreements with Tufts-NEMC and M. D. Anderson Cancer Center Orlando for the PBRT system in 2009. Interest is high among potential clinical partners in this exciting new technology, and we are actively evaluating additional PBRT opportunities,” Dr. Bates said.
Currently under development by Still River Systems, the Clinatron-250 is a single-treatment-room PBRT system incorporating proprietary technology that Still River believes may dramatically reduce the cost of implementing proton beam radiation therapy. In April 2006, AMS invested $2 million for an equity interest in Still River Systems and acquired an option to purchase two PBRT systems. AMS exercised this purchase option in February 2007.

“We also continue to pursue opportunities for current-generation radiation therapy devices. The success of this effort was underscored by our recently announced order for four Leksell Gamma Knife Perfexion™ systems from Elekta AB for planned upgrades of clinical partner sites in the United States beginning this spring.
“With our many accomplishments this past year, we are increasingly optimistic about AMS’ future as we expand our reach in radiation oncology,” Dr. Bates concluded.
Financial Results
For the three months ended December 31, 2006, revenue increased to $4,793,000 from $4,650,000 for the fourth quarter of 2005. Operating income increased to $922,000 from $914,000 a year earlier, the 24th consecutive year-over-year gain in this important financial measure, and pre-tax income increased to $696,000 for the fourth quarter of 2006 from $685,000 for the fourth quarter of 2005. Net income for the fourth quarter of 2006 decreased to $347,000, or $0.07 per diluted share, compared to $479,000, or $0.09 per diluted share, for the fourth quarter of 2005, the result of an increase in the effective income tax rate to 50% from 30% a year earlier.
For the twelve months ended December 31, 2006, revenue increased 12% to $20,385,000 from $18,231,000 for 2005. Operating income increased 11% to $3,864,000 from $3,471,000, and pre-tax income increased 12% to $2,858,000 from $2,547,000 for the prior year. Net income for 2006 decreased to $1,656,000, or $0.33 per diluted share, reflecting a 42% effective income tax rate. This compares to net income for 2005 of $1,767,000, or $0.35 per diluted share, reflecting a 31% effective income tax rate.
At December 31, 2006, AMS reported cash, cash equivalents and short-term securities of $5,526,000 and long-term securities of $3,380,000. At December 31, 2005, cash, cash equivalents and short-term securities were $5,835,000 and long-term securities were $2,797,000. Shareholders’ equity at December 31, 2006 increased to $19,009,000 compared to $18,320,000 at December 31, 2005.
Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PST (3:00 p.m. EST) today. To participate in the live call, dial (800) 446-2782 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 17226313.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century concept. Through its equity investment in Still River Systems, AMS also plans to complement these services with the Clinatron-250™ proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing its IMRT and The Operating Room for the 21st Century® programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Form 10-Q for the three months ended March 31, 2006, June 30, 2006 and September 30, 2006 and the definitive Proxy Statement for the Annual Meeting of Shareholders on June 28, 2006.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	March 6, 2007
Fourth Quarter 2006 Financial Results
Selected Financial Data
(unaudited)

		Summary of Operations Data

	Three months ended Dec. 31,		Twelve months ended Dec. 31,

	2006	2005	2006	2005
Revenue	$4,793,000	$4,650,000	$20,385,000	$18,231,000
Costs of revenue	2,479,000	2,273,000	10,365,000	9,072,000

Gross margin	2,314,000	2,377,000	10,020,000	9,159,000
Selling & administrative expense	894,000	965,000	3,995,000	3,613,000
Interest expense	498,000	498,000	2,161,000	2,075,000

Operating income	922,000	914,000	3,864,000	3,471,000
Interest & other income	63,000	73,000	308,000	202,000
Minority interest expense	(289,000)	(302,000)	(1,314,000)	(1,126,000)

Income before income taxes	696,000	685,000	2,858,000	2,547,000
Income tax expense	349,000	206,000	1,202,000	780,000
Net income	$347,000	$479,000	$1,656,000	$1,767,000

Earnings per common share:
Basic	$0.07	$0.10	$0.33	$0.36

Assuming dilution	$0.07	$0.09	$0.33	$0.35

	Balance Sheet Data

	12/31/2006	12/31/2005
Cash and cash equivalents	$3,952,000	$1,298,000
Securities-current maturities	$1,574,000	$4,537,000
Current assets	$11,125,000	$10,709,000
Securities-long term	$3,380,000	$2,797,000
Total assets	$50,905,000	$48,668,000

Current liabilities	$11,666,000	$8,286,000
Shareholders’ equity	$19,009,000	$18,320,000